EXHIBIT 3(ii)


                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES


                        Consolidated Financial Statements

                                  June 30, 1999

                                 C O N T E N T S
                                 ---------------


Accountants' Report ................................................ 3

Consolidated Balance Sheets ........................................ 4

Consolidated Statements of Operations .............................. 6

Consolidated Statements of Stockholders' Equity..................... 7

Consolidated Statements of Cash Flows .............................. 8

Notes to the Financial Statements ..................................10

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders


We have audited the accompanying consolidated balance sheets of EuroTelecom Communications Inc. and subsidiaries as of June 30, 1999, December 31, 1998 and 1997 and the related consolidated statements of operations, consolidated stockholders' equity and consolidated cash flows for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EuroTelecom Communications Inc. and subsidiaries as of June 30, 1999, December 31, 1998 and 1997 and the results of its operations and cash flows for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Company's recurring operating losses and lack of working capital raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Salt Lake City, Utah
October 20, 1999


                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                     ASSETS
                                     ------

                                                                     JUNE 30,       DECEMBER 31,    DECEMBER 31,
                                                                       1999            1998             1997
                                                                   -------------   -------------   -------------
CURRENT ASSETS:
        Cash and cash equivalents                                  $          -    $        421    $     69,810
        Accounts receivable                                             897,109               -         442,187
        Accounts receivable - related party                              57,732               -               -
        Other receivables                                               188,026               -               -
        Inventory                                                       363,104               -          76,637
        Prepaid expenses                                                 28,202          54,794         342,878
        Other current assets                                                  -          42,010          29,802
                                                                   -------------   -------------   -------------

            Total current assets                                      1,534,173          97,224         961,314
                                                                   -------------   -------------   -------------

PROPERTY, PLANT AND EQUIPMENT, NET                                       92,024          53,643          20,218

Goodwill                                                                 92,811               -               -
Investments at cost                                                      44,597          44,597          44,596
                                                                   -------------   -------------   -------------

        TOTAL ASSETS                                               $  1,763,605    $    195,464    $  1,026,128
                                                                   =============   =============   =============

                                   (continued)

   The accompanying notes are an integral part of these financial statements.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                   (continued)

                             LIABILITIES AND EQUITY
                             ----------------------

                                                                                JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                                                                 1999            1998            1997
                                                                             -------------   -------------   -------------
CURRENT LIABILITIES:
        Bank Overdraft                                                       $    380,662    $     65,904    $          -
        Accounts payable - related party                                            9,600               -          56,000
        Accounts payable (Note 2)                                                 753,757         210,488         492,876
        Accrued expenses                                                          210,541          47,234         253,918
        Accrued income and other taxes                                            316,294          37,625         329,139
        Current maturities of long-term obligations                               470,627          14,627          48,000
                                                                             -------------   -------------   -------------

            Total current liabilities                                           2,141,481         375,878       1,179,933
                                                                             -------------   -------------   -------------

LONG TERM LIABILITIES:
        Notes Payable (Note 1)                                                    941,891         923,209               -
        Less:  Current maturities of long-term debt                              (470,627)        (14,627)              -
                                                                             -------------   -------------   -------------
            Total long term liabilities                                           471,264         908,582               -
                                                                             -------------   -------------   -------------

        TOTAL LIABILITIES                                                       2,612,745       1,284,460       1,179,933
                                                                             -------------   -------------   -------------


STOCKHOLDERS' EQUITY (DEFICIT):

        Common stock, $0.01 par value, 20,000,000 authorized shares;
        8,977,102, 6,519,016 and 5,036,616 issued and outstanding, at
        June 30, 1999, December 31, 1998 and 1997, respectively                    89,772          65,191          50,367
        Additional paid-in capital                                             21,778,006      20,726,382      20,204,886
        Less: subscription receivable                                            (131,787)        (91,214)        (40,014)
        Accumulated deficit                                                   (22,585,131)    (21,789,354)    (20,369,044)
                                                                             -------------   -------------   -------------

            Total stockholders' equity (deficit)                                 (849,140)     (1,088,995)       (153,805)
                                                                             -------------   -------------   -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $  1,763,605    $    195,464    $  1,026,128
                                                                             =============   =============   =============



   The accompanying notes are an integral part of these financial statements.


                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                  FOR THE SIX     FOR THE SIX       FOR THE         FOR THE
                                                  MONTHS ENDED    MONTHS ENDED     YEAR ENDED     YEAR ENDED
                                                    JUNE 30,        JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                                      1999            1998            1998            1997
                                                 -------------   -------------   -------------   -------------
REVENUES                                         $  1,306,807    $     32,000    $     64,000    $  1,212,352

COST OF SALES                                         793,365               -               -         777,742
                                                 -------------   -------------   -------------   -------------

GROSS PROFIT                                          513,442          32,000          64,000         434,610
                                                 -------------   -------------   -------------   -------------

GENERAL & ADMINISTRATIVE EXPENSES                   1,281,163         664,758       1,115,391       1,000,685
DEPRECIATION                                           16,786          11,434          22,606           7,670
                                                 -------------   -------------   -------------   -------------

OPERATING LOSS                                       (784,507)       (664,192)     (1,073,997)       (573,745)
                                                 -------------   -------------   -------------   -------------

OTHER INCOME AND (EXPENSES)

Other Income                                              120              22               -               -
Profit/(Loss) on investment                                 -               -               -         (44,800)
Interest expense                                      (34,543)        (12,288)        (54,290)        (24,304)
                                                 -------------   -------------   -------------   -------------

     Total other income and expenses                  (34,423)        (12,264)        (54,290)        (69,104)
                                                 -------------   -------------   -------------   -------------

INCOME (LOSS) BEFORE INCOME TAXES                    (818,930)       (656,456)     (1,128,287)       (642,849)
                                                 -------------   -------------   -------------   -------------

PROVISION FOR INCOME TAXES                                100               -             100               -
                                                 -------------   -------------   -------------   -------------

NET INCOME FROM CONTINUING OPERATIONS            $   (819,030)   $   (656,456)   $ (1,128,387)   $   (642,849)
                                                 -------------   -------------   -------------   -------------

LOSS FROM CLOSED SUBSIDIARY                      $   (122,414)   $          -    $   (291,923)   $          -
                                                 -------------   -------------   -------------   -------------

NET LOSS BEFORE EXTRAORDINARY ITEM               $   (941,444)   $   (656,456)   $ (1,420,310)   $   (642,849)
                                                 -------------   -------------   -------------   -------------
EXTRAORDINARY ITEM
------------------
GAIN ON EXTINGUISHMENT OF DEBT                        145,667

NET LOSS AFTER EXTRAORDINARY ITEM                $   (795,777)   $   (656,456)   $ (1,420,310)   $   (642,849)
                                                 =============   =============   =============   =============

NET LOSS PER SHARE FROM CONTINUING OPERATIONS    $     (0.106)   $     (0.122)   $     (0.195)   $     (0.128)

NET LOSS PER SHARE FROM DISCONTINUED OPERATIONS  $     (0.016)   $          -    $     (0.050)   $          -

NET INCOME PER SHARE FROM EXTRAORDINARY ITEM     $       .019               -               -               -

NET LOSS PER COMMON SHARE                        $     (0.103)   $     (0.122)   $     (0.245)   $     (0.128)
                                                 =============   =============   =============   =============
WEIGHTED AVERAGE OF COMMON
       SHARES OUTSTANDING                           7,748,059       5,394,416       5,777,816       5,036,616
                                                 =============   =============   =============   =============

   The accompanying notes are an integral part of these financial statements.


                                                     EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                                                      Consolidated Statements of Stockholders' Equity
                                                        From January 1, 1997 through June 30, 1999

                                                  Common Stock                                Retained
                                        -------------------------------      Paid-In          Earnings       Subscription
                                            Shares           Amount          Capital          (Deficit)       Receivable
                                        --------------   --------------   --------------   --------------   --------------
Balance January 1, 1997                        76,356    $         764    $  19,601,257    $ (19,559,517)   $           -
Shares issued for services                        570                5              662                -                -
Reverse stock split 117.05941 to 1                  -                -                -                -                -
Shares issued to round up fractions               253                3               (3)               -                -
Free trading stock for services               734,477            7,345          256,126                -                -
Free trading stock for cash                   223,600            2,236          336,869                -                -
Restricted shares issued for cash               2,500               25            9,975                -                -
EuroTelecom Inc. (net of cancellations)
  -restricted shares in a
   stock-for-stock acquisition              3,998,860           39,989                -                -                -
Less: Stock subscription                            -                -                -                -          (40,014)
Cash issued to acquire public shell                 -                -                -         (166,678)               -
Net loss for period ended
 December 31, 1997                                                                              (642,849)               -
                                        --------------   --------------   --------------   --------------   --------------
Balance December 31, 1997                   5,036,616           50,367       20,204,886      (20,369,044)         (40,014)
                                        --------------   --------------   --------------   --------------   --------------
Shares issued during 1998:
  Consulting services                       1,280,000           12,800          457,200               -                 -
  Employee bonuses                            151,200            1,512           13,608               -                 -
  Subscription agreement                       51,200              512           50,688               -           (51,200)
Net loss for period ended
  December 31, 1998                                 -                -                -       (1,420,310)               -
                                        --------------   --------------   --------------   --------------   --------------
Balance December 31, 1998                   6,519,016    $      65,191    $  20,726,382    $ (21,789,354)   $     (91,214)
                                        --------------   --------------   --------------   --------------   --------------
Shares issued during 1999:
   Cash                                     1,341,666           13,417          858,663                -                -
   Consulting services                        758,000            5,080          128,471                -                -
   Employee bonuses                            96,000            3,460            6,540                -                -
   Subscription agreement                      62,420              624           39,950                -          (40,573)
   Acquisition of Easy IP Limited             200,000            2,000           18,000                -                -

Net loss for period ended
June 30, 1999                                       -                -                -         (795,777)               -
                                        --------------   --------------   --------------   --------------   --------------
Balance at June 30, 1999                    8,977,102    $      89,772    $  21,778,006    $ (22,585,131)   $    (131,787)
                                        ==============   ==============   ==============   ==============   ==============

   The accompanying notes are an integral part of these financial statements.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows


                                                                    (unaudited)
                                                      JUNE 30,        JUNE 30,     DECEMBER 31,    DECEMBER 31,
                                                        1999            1998           1998             1997
                                                   -------------   -------------   -------------   -------------
Net Income                                             (795,777)       (656,456)     (1,420,310)       (642,849)

Adjustments to reconcile net
   income to net cash from
   operating activities:

Depreciation and amortization                            16,786          11,434          22,606           7,670
Loss on discontinued operations                         122,414               -         291,923               -
Gain on extinguishment of debt                         (145,667)              -               -               -

Non-cash items:
  Stock issued for services                             143,551         235,000         470,000         264,137

Changes in current assets and
  liabilities:
     Receivables                                       (954,841)        442,187         442,187        (409,233)
     Inventories                                       (363,104)         76,637          76,637         (76,637)
     Other current assets                               (68,601)        313,310         275,876        (372,680)
     Accrued expenses                                   163,307        (238,510)       (206,684)        583,057
     Accounts payable                                   543,269        (399,526)       (282,388)        548,876
     Other liabilities                                  278,669               -               -          48,000
                                                   -------------   -------------   -------------   -------------
Net cash provided by (used) by
  operating activities                               (1,059,994)       (215,924)       (330,153)        (49,659)
                                                   -------------   -------------   -------------   -------------

Cash flows from Investing Activities:
     Purchase of fixed assets                           (19,051)        (44,859)        (33,425)        (27,888)
     Purchase shell                                           -               -               -        (166,678)
     Investments                                              -               -               -         (44,596)
                                                   -------------   -------------   -------------   -------------
Net cash provided by (used in)
  investing activities                                  (19,051)        (44,859)        (33,425)       (239,162)
                                                   -------------   -------------   -------------   -------------

Cash flows from Financing Activities:
   Proceeds from issuance of
     common stock                                       872,080               -               -         348,981
   Proceeds from issuance of debt                       206,965         260,362         294,189               -
                                                   -------------   -------------   -------------   -------------
Net cash provided by (used in)
  financing activities                                1,079,045         260,362         294,189         348,981
                                                   -------------   -------------   -------------   -------------
Increase (decrease) in Cash                                (421)              -         (69,389)         60,160

Cash and Cash Equivalents
  at beginning of period                                    421               -          69,810           9,650
                                                   -------------   -------------   -------------   -------------
Cash and Cash Equivalents
  at end of period                                            -               -             421          69,810
                                                   -------------   -------------   -------------   -------------
Supplemental Cash Flow Information:
  Cash paid for interest                                  5,340           4,736               -
  Cash paid for income taxes                                  -               -               -


   The accompanying notes are an integral part of these financial statements.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       a.  Organization

           The financial statements presented are those of EuroTelecom Communications, Inc. and its subsidiaries (the Company).

           EuroTelecom Communications, Inc. was incorporated under the laws of the State of Utah in 1984. The principal business of the Company through November 1988 was to sell point-of-purchase advertising services to national and local advertisers using Ad Centers located in shopping malls across the United States. In November 1988, ATNN discontinued its advertising business and purchased a truck stop business located in Brooks, Oregon which was comprised of a convenience store, a fast food restaurant, and fueling facilities for trucks and passenger cars. In September 1989, the Company acquired all of the outstanding common stock of Meadow Valley Constructors
           (MVC), a privately held interstate bridge construction company, located in Phoenix, Arizona. On July 13, 1990, the Company entered into a rescission agreement with the former stockholders of MVC. The Company terminated its interests in MVC.

           The Company continued in the truck stop business until August of 1993 when the Company conveyed the truck shop business to American Telemedia Network, Inc. (ATN) in lieu of foreclosure. ATN assumed possession of the assets and related liabilities.

           On August 1, 1997 the Company consummated a reverse merger pursuant to an agreement dated July 10, 1997. The principle elements of the reverse merger were as follows:

           (a) a 1 for 117.05941 reverse split of the Company's 11,705,941 shares, leaving 100,000 common shares outstanding;

           (b) the issuance of 5,865,000 post-reverse split shares to the shareholders of EuroTelecom Inc. (EuroTelecom Inc. was incorporated in the State of Delaware on December 19, 1996 under the name Wing Systems Inc. and changed its name to EuroTelecom Inc. on January 31, 1997) of which 1,866,140 shares were subsequently cancelled due to non-performance of consulting services;

           (c) the issuance of 734,477 net post-reverse split shares to consultants in consideration of services rendered in connection with the transaction.

           The Company changed its name to EuroTelecom Communications Inc. on August 11, 1997.

           The Company acquired a software development company, Easy IP Limited (Easy IP), effective April 19, 1999 for $212,000. The Company paid the $212,000 as follows: $96,000 in cash and issued a $96,000 note with 2 equal payments of $48,000 due in October 1999 and April 2000. In addition the Company issued Easy IP 200,000 shares of the Company's common stock, valued at $20,000. The Company acquired $859,457 in assets, assumed $681,158 in liabilities and recorded $92,811 in goodwill in this transaction. This results in Easy IP being a wholly owned subsidiary of the Company. See Note 8 for the pro forma financial statements including Easy IP.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       a.  Organization (continued)
           The Company also formed two entities, Chunlan Limited and Universal Communication Solutions Limited, which are wholly owned by the Company. These two companies had no operations as of June 30, 1999.

           The Company is seeking to build a group of companies engaged in telecommunications and related activities. The Company's UK activities are organized through a wholly owned intermediate holding company, EuroTelecom Corporation Limited.

       b.  Subsidiary activity

           On September 16, 1997 a wholly owned subsidiary company, EuroTelecom Secure Networks Limited (Secure Networks), was incorporated in the UK to provide certain internet technology and communication products and services formerly carried on by OSPL (UK) Limited, which company had been placed in administration, and other related services, similar to EuroTelecom. On February 19, 1999, Secure Networks was placed into voluntary liquidation. As a result, the assets and liabilities of Secure Networks have been removed from the consolidated balance sheet and recorded as discontinued operations on the consolidated statement of operations.

       c.  Basis of Presentation

           The consolidated financial statements present the consolidated financial position of the Company and its subsidiary EuroTelecom Corporation Limited. Secure Networks activity is recorded as discontinued operations in the consolidated financial statements since it ceased operations on February 19, 1999. All significant inter-company accounts and balances have been eliminated on consolidation.

       d.  Cash and Cash Equivalents

           Cash and cash equivalents include cash on hand, cash at bank and temporary investments with original maturities of 90 days or less at the date of purchase.

       e.  Use of Estimates in the Preparation of Financial Statements

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve reliance on management's estimates. Actual results could differ from those estimates.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

    NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       f.  Provision for Income Taxes

           The Company accounts for income taxes based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SAFS 109"). Under SFAS 109, the liability method is used for accounting for income taxes, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.

           No provision for income taxes have been recorded due to net operating loss carryforwards totaling approximately $21,000,000 that will be offset against future taxable income. These NOL carryforwards begin to expire in the year 1999 and will continue to expire through the year 2019. No tax benefit has been reported in the financial statements because the Company believes there is a 50% or greater chance the carryforward will expire unused.

                                       1999            1998             1997
                                   -------------   -------------   -------------
         Tax Assets:
             NOL Carryforwards     $  7,140,000    $  7,408,300    $  7,010,300
             Valuation Allowance     (7,140,000)     (7,408,300)     (7,010,300)
                                   -------------   -------------   -------------
         Total                     $          -    $          -    $          -
                                   =============   =============   =============

       g.  Recognition of Revenue and Expenses

           The Company recognizes income and expenses on the accrual basis of accounting.

       h.  Foreign Currencies

           Transactions in foreign currencies are recorded using the rate of exchange at the date of the transaction. Assets and liabilities are translated using the exchange rate at the balance sheet date. Since the exchange rate has remained stable between the two currencies, no foreign currency exchange adjustment was recorded.

       i.  Inventories

           Inventories are stated at lower of cost or market using the First-in, First-out method.

       j.  Property, Plant and Equipment

           Property, Plant and Equipment is stated at cost. Major renewals and improvements are capitalized while expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed on the straight-line method over the estimated useful life up to five years.

           Equipment at June 30, 1999 consists of computers and machinery (net) $92,024. Depreciation expense was $16,786, $22,606 and $7,670 for
           June 30, 1999, December 31, 1998 and 1997, respectively.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

    NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    k.   Net Income (Loss) Per Share

           The computable of net income/(loss) per share is based on the weighted average number of shares outstanding during the period. No conversions of notes payable have been included in the computation of earnings per share because their effect is considered anit-dilutive.

       l.  Research and Development

           The Company did not incur any research and development costs for the years ended December 31, 1998 or December 31, 1997, or the six months ended June 30, 1999.

       m.  Extinguishment of Debt

           During 1998, the Company received 2 loans from USDI in the amounts of $260,000 and $250,000 in March 31, 1999 and July 31, 1999
           respectively. The Company repaid the $260,000 in full while the $250,000 loan was assigned to a related party (shareholder). The assignee forgave approximately 50% of the loan plus accrued interest, totaling $145,667.

       n.  Profit/(Loss) on Investment

           Marketable equity securities are stated at market value in accordance with Financial Accounting Standards "FAS") No. 115. Valuation of other security investments is based on acquisition costs. Markdowns are made to reflect significant (permanent) impairment in values and are reflected in the write down of $44,800 in December 31, 1997. Gains and losses on sale of securities available for sale are determined using a first-in first-out method.


NOTE 2 - NOTES PAYABLE

The Company has the following notes payable:

                                                                              1999              1998              1997
                                                                        -------------     -------------     -------------
Note in the original amount of $360,000, bears interest
at 10%, due in September, 2000, convertible into
common stock at $0.15 per share.                                             360,000                 -                 -

Note related to the acquisition of Easy IP Limited,
due in two equal installments of $48,000 in
October, 1999 and May, 2000.                                                  96,000                 -                 -

Note in the original amount of $80,000, bears interest
at 10%, due in September, 2000, convertible into
common stock at $0.15 per share.                                              80,000                 -                 -

Note in the original amount of $510,000, bears interest
at 10%, due on May 31, 2000, secured.                                              -           510,000                 -

Note in the original amount of $360,000, bears interest
at 10%, due on May 31, 2000, secured.                                        360,000           360,000                 -

Note payable related to the purchase of a vehicle
originating in June, 1998, bearing interest at 17.8%
for a term of 36 months.  This note has a balloon
payment of $10,000 due in June, 2001                                          45,891            53,208                 -

Loans from various directors, due on demand,
no stated interest rate.                                                           -                 -            48,000
                                                                        -------------     -------------     -------------
Total notes payable                                                          941,891           923,208            48,000

Less current portion                                                        (470,627)          (14,627)          (48,000)
                                                                        -------------     -------------     -------------
Total long term notes payable                                                471,264           908,581                 -
                                                                        =============     =============     =============

           Maturities of notes payable at June 30,1999 are as follows:

                   2000                          470,627
                   2001                          454,627
                   2002                           16,637
                   2003                                -
                   Thereafter                          -
                                              -----------
                                              $  941,891
                                              ===========

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 3 - FAIR VALUES OF FINANCIAL INSTRUMENTS

         The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, A Disclosure about Fair Value of Financial Instruments. The carrying amounts and fair value of the Company's financial instruments at June 30, 1999, December 31, 1998 and 1997 are as follows:

                                          June 30, 1999            December 31, 1998               December 31, 1997
                                    ------------------------   ---------------------------   ----------------------------
                                     Carrying        Fair        Carrying         Fair         Carrying         Fair
                                      Amounts       Values        Amounts        Values         Amounts        Values
                                    ----------   -----------   -------------   -----------   -------------   ------------
Cash and cash equivalents                   -             -             421           421          69,800         69,800

Accounts receivable                   897,109       897,109               -             -         442,187        442,187

Accounts receivable-
   Related party                       57,732        57,732               -             -               -              -


         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

         CASH AND CASH EQUIVALENTS

         The carrying amounts reported on the balance sheet for cash and cash equivalents approximate their fair value.

         ACCOUNTS RECEIVABLE

         The fair values of accounts receivable are based upon the interest rate the Company would receive on market rates available for savings and investments. Accounts are evaluated and doubtful accounts are specifically written-off.


    NOTE 4 - STOCK TRANSACTIONS

         During 1998, the Company issued 900,000 and 151,200 restricted shares of common stock for consulting services and employment bonuses, respectively. In addition, 380,000 shares of unrestricted common stock were issued for consulting services and 51,200 shares were issued for a stock subscription receivable.

         In the first six months of 1999, the Company had the following stock transations:

          1.     Issued 1,341,666 shares for $872,080 in cash.
          2.     Issued 758,000 shares for $133,551 in consulting services.
          3.     Issued 96,000 shares for $10,000 employee bonuses.
          4.     Issued 62,420 shares for a $40,574 in subscription agreements.
          5. Issued 200,000 shares in the acquisition of Easy IP, valued at $20,000.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


     NOTE 5 - OPTIONS

         The Company issued options to purchase common stock at $2 per share exercisable before December 31, 1999. At June 30, 1999 no option have been exercised. There were no options issued to consultants or employees.


   NOTE 6 - SUBSEQUENT EVENT

         On July 1, 1999, the convertible notes in the amounts of $80,000 and $360,000 were converted into 550,000 and 2,475,000 shares of restricted common stock, respectively.

         In August, 1999, the Company purchased RTC, Inc. for 250,000 shares of restricted stock valued at $250,000. A value of $1 per share was placed on the common stock since it was restricted. The transaction involved recording $250,000 of goodwill, there were no assets or liabilities purchased. RTC is incorporated in the state of Maryland and operates as a full service technical marketing, sales and consulting firm specializing in electronic communication. See Note 8 for pro forma financial statements including RTC, Inc.


   NOTE 7 - NON CASH AND INVESTING ACTIVITIES

         The Company issued $96,000 in notes and issued 200,000 shares of stock valued at $20,000 to acquire Easy IP. Common stock was also issued for consulting services and employee bonuses, see Note 4 for more detail.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - PRO FORMA INFORMATION

The following is pro forma balance sheet at June 30, 1999 and income statement for the six months ending June 30, 1999. This assumes the Company owned both Easy IP and RTC, Inc. for the entire period.

                                                 EUROTELECOM       RTC, INC.                     CONSOLIDATED
                                                   JUNE 30,        JUNE 30,                        JUNE 30,
                                                     1999            1999        ELIMINATIONS        1999
                                                 -------------   -------------   -------------   -------------
CURRENT ASSETS:
   Cash and cash equivalents                     $          -    $          -    $          -    $          -
   Accounts receivable                                897,109               -               -         897,109
   Accounts receivable - related party                 57,732               -               -          57,732
   Other receivables                                  188,026               -               -         188,026
   Inventory                                          363,104               -               -         363,104
   Prepaid expenses                                    28,202               -               -          28,202
                                                 -------------   -------------   -------------   -------------
          Total current assets                      1,534,173               -              -        1,534,173


PROPERTY, PLANT AND EQUIPMENT, NET                     92,024               -         92,024

Investment in subsidiary                              250,000               -        (250,000)              -
Goodwill                                               92,811         250,000               -         342,811
Investments at cost                                    44,597               -               -          44,597
                                                 -------------   -------------   -------------   -------------
      TOTAL ASSETS                               $  2,013,605    $    250,000    $   (250,000)   $  2,013,605
                                                 =============   =============   =============   =============


CURRENT LIABILITIES:
   Bank Overdraft                                $    380,662    $          -    $          -    $    380,662
   Accounts payable - related party                     9,600               -               -           9,600
   Accounts payable (Note 2)                          753,757               -               -         753,757
   Accrued expenses                                   210,541               -               -         210,541
   Accrued income and other taxes                     316,294               -               -         316,294
   Current maturities of long-term obligations        470,627               -               -         470,627
                                                 -------------   -------------   -------------   -------------
          Total current liabilities                 2,141,481               -               -       2,141,481
                                                 -------------   -------------   -------------   -------------

LONG TERM LIABILITIES:
   Notes Payable (Note 2)                             941,891               -               -         941,891
   Less: Current maturies of long-term debt          (470,627)              -               -        (470,627)
                                                 -------------   -------------   -------------   -------------
          Total long term liabilities                 471,264               -               -         471,264
                                                 -------------   -------------   -------------   -------------

      TOTAL LIABILITIES                             2,612,745               -               -       2,612,745
                                                 -------------   -------------   -------------   -------------

STOCKHOLDERS' EQUITY (DEFICIT):

   Common stock, $0.01 par value, 20,000,000
   authorized shares, 8,977,102, issued and
   outstanding at June 30, 1999                        92,272         250,000        (250,000)         92,272
   Additional paid-in capital                      22,025,506               -               -      22,025,506
   Less: subscription receivable                     (131,787)              -               -        (131,787)
   Accumulated deficit                            (22,585,131)              -               -     (22,585,131)
                                                 -------------   -------------   -------------   -------------
          Total stockholders' equity (deficit)       (599,140)        250,000        (250,000)       (599,140)
                                                 -------------   -------------   -------------   -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  2,013,605    $    250,000    $          -    $  2,013,605
                                                 =============   =============   =============   =============

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - PRO FORMA INFORMATION (CONTINUED

                                     EUROTELECOM      EASY IP           RTC         CONSOLIDATED
                                     FOR THE SIX     FOR THE SIX     FOR THE SIX    FOR THE SIX
                                     MONTHS ENDED    MONTHS ENDED   MONTHS ENDED    MONTHS ENDED
                                    JUNE 30, 1999   JUNE 30, 1999   JUNE 30, 1999   JUNE 30, 1999
                                    -------------   -------------   -------------   -------------
REVENUES                                 774,882         645,626         132,143       1,552,651

COST OF SALES                            345,328         535,914          21,808         903,050
                                    -------------   -------------   -------------   -------------

GROSS PROFIT                             429,554         109,712         110,335         649,601
                                    -------------   -------------   -------------   -------------

GENERAL & ADMINISTRATIVE EXPENSES      1,206,432          98,325          70,452       1,375,209
                                    -------------   -------------   -------------   -------------

OPERATING PROFIT/(LOSS)                 (776,878)         11,387          39,883        (725,608)
                                    -------------   -------------   -------------   -------------

OTHER INCOME AND (EXPENSES)
Other Income                                   -             120               -             120
Interest expense                          (2,510)         (1,328)              -          (3,838)
                                    -------------   -------------   -------------   -------------

Total other income and expenses           (2,510)         (1,208)              -          (3,718)
                                    -------------   -------------   -------------   -------------

INCOME (LOSS) BEFORE INCOME TAXES       (779,388)         10,059          39,883        (729,326)
                                    -------------   -------------   -------------   -------------

PROVISION FOR INCOME TAXES                (1,620)         (2,482)         (7,578)        (11,680)
                                    -------------   -------------   -------------   -------------

NET LOSS FROM CONTINUING OPERATIONS     (781,008)          7,578          32,305        (741,006)
                                    -------------   -------------   -------------   -------------

                                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - PRO FORMA INFORMATION (CONTINUED)

The following is pro forma information for the year ending December 31, 1998. This assumes the Company owned both Easy IP and RTC, Inc. for the entire period.

                                       EUROTELECOM           EASY IP              RTC             CONSOLIDATED
                                       FOR THE YEAR       FOR THE YEAR       FOR THE YEAR         FOR THE YEAR
                                          ENDED               ENDED              ENDED                ENDED
                                    DECEMBER 31, 1999   DECEMBER 31, 1999   DECEMBER 31, 1999   DECEMBER 31, 1999
                                    -----------------   -----------------   -----------------   -----------------

REVENUES                            $         64,000    $      2,034,709    $        231,088    $      2,329,797

COST OF SALES                                      -           1,565,123              57,106           1,622,229
                                    -----------------   -----------------   -----------------   -----------------

GROSS PROFIT                                  64,000             469,586             173,982             707,568
                                    -----------------   -----------------   -----------------   -----------------

GENERAL & ADMINISTRATIVE EXPENSES          1,137,997             351,563             163,014           1,652,574
                                    -----------------   -----------------   -----------------   -----------------

OPERATING PROFIT/(LOSS)                   (1,073,997)            118,023              10,968            (945,006)
                                    -----------------   -----------------   -----------------   -----------------

OTHER INCOME AND (EXPENSES)
Interest expense                             (54,290)             (4,366)                  -             (58,656)
                                    -----------------   -----------------   -----------------   -----------------

Total other income and expenses              (54,290)             (4,366)                  -             (58,656)
                                    -----------------   -----------------   -----------------   -----------------

INCOME (LOSS) BEFORE INCOME TAXES         (1,128,287)            113,657              10,968          (1,003,662)
                                    -----------------   -----------------   -----------------   -----------------

PROVISION FOR INCOME TAXES                      (100)            (20,458)             (1,974)            (22,532)
                                    -----------------   -----------------   -----------------   -----------------

NET INCOME/(LOSS)                         (1,128,387)             93,199               8,994          (1,026,194)
                                    -----------------   -----------------   -----------------   -----------------


NOTE 9 - GOING CONCERN

         The accompanying financial statements have been prepared assuming that the Company will continue as going concern. The Company has incurred operating losses for the six months ended June 30, 1999 and in earlier years and is dependent upon financing to continue operations. Management is confident that the Company's operations will result in positive cash flow during the year 2000. The Company's management is in discussions with a lender to increase a line of credit. Additional sources of capital to support growth are being investigated. The Company is currently in the process of raising additional capital through a placement of shares on the Alternative Investment Market on the London Stock Exchange. The financial statements do not include any adjustments relating to recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainty.

         The Company is seeking to build a group of companies engaged in telecommunications and related activities.